JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2016 NET INCOME OF
$6.3 BILLION, OR $1.58 PER SHARE
13% RETURN ON TANGIBLE COMMON EQUITY1

THIRD-QUARTER RESULTS2

ROTCE[1] 13%	Common equity Tier 1[1] 11.9%	Net payout LTM[3,4] 63%

Firmwide Metrics	■	Reported revenue of $24.7 billion; managed revenue of $25.5 billion[1]
	■	Average core loans[1] up 15% YoY and 2% QoQ

CCB	■	Average core loans[1] up 19%; record growth in average deposits, up $58 billion or 11%
ROE 16%	■	26 million active mobile customers, up 17%
	■	Credit card sales volume[5] up 10% and Merchant processing volume up 13%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 8.1% wallet share YTD
ROE 17%	■	Total revenue of $9.5 billion, up 16%; Markets revenue up 33%

CB	■	Record net income of $778 million, up 50%
ROE 18%	■	Average loan balances up 14%
	■	C&I loans up 10%; CRE loans up 19%[6]

AM	■	Record average loan balances, up 5%
ROE 24%	■	80% of mutual fund AUM ranked in the 1st or 2nd quartiles over 5 years

Jamie Dimon, Chairman and CEO, commented on the financial results: “We delivered strong results this quarter with each of our businesses performing well. We had record net income in Commercial Banking and record loan balances in Asset Management. The Corporate & Investment Bank reported its best third quarter revenue. In the Consumer businesses, we grew both loans and deposits double-digits, and our new card product, Sapphire Reserve, has gotten a great response – underscoring our unwavering commitment to enhancing customer engagement.”
Dimon added: “Over the past months we have continued our extraordinary efforts and submitted what we believe is a credible Resolution Plan, as we remain focused on our regulatory and control agenda.”
Dimon concluded: “We delivered a 13% ROTCE and over $6 billion of net income in a third quarter. We have provided credit and raised capital this year totaling $1.7 trillion for our customers, small businesses, clients and governments around the world. It's a testament to the power of our platform and our people. To remain best-in-class, we continue to invest significant resources in talent development, innovation, technology, security and controls.”

FORTRESS PRINCIPLES

■	Tangible book value per share[1] of $51.23, up 8%

■	Basel III common equity Tier 1 capital[1] of $181 billion; ratio[1] of 11.9%

■	Firm SLR[1] of 6.6% and Bank SLR[1] of 6.6%

■	HQLA[7] of $539 billion

OPERATING LEVERAGE

■	Reported expense of $14.5 billion; reported overhead ratio of 59%; Adjusted expense[1] of $14.5 billion; adjusted overhead ratio[1] of 57%
CAPITAL RETURN

■	$3.8 billion[4] returned to shareholders in 3Q16

■	$2.1 billion of net repurchases and common dividend of $0.48 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.7 trillion of credit and capital[8] raised YTD

■	$195 billion of credit for consumers

■	$18 billion of credit for U.S. small businesses

■	$555 billion of credit for corporations

■	$895 billion of capital raised for corporate clients and non-U.S. government entities

■	$74 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325 [1]For notes on key performance measures and non-GAAP financial measures, including managed basis reporting, see page 5. For additional notes see page 6.	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion of results below of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 5. Comparisons noted in the sections below are calculated for the third quarter of 2016 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis totaled $24.7 billion, $24.4 billion, and $22.8 billion for the third quarter of 2016, second quarter of 2016, and third quarter of 2015, respectively.

Results for JPM				2Q16		3Q15
($ millions, except per share data)	3Q16	2Q16	3Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$25,512	$25,214	$23,535	$298	1%	$1,977	8%
Noninterest expense	14,463	13,638	15,368	825	6	(905)	(6)
Provision for credit losses	1,271	1,402	682	(131)	(9)	589	86
Net income	$6,286	$6,200	$6,804	$86	1%	$(518)	(8)%
Earnings per share	$1.58	$1.55	$1.68	$0.03	2%	$(0.10)	(6)%
Return on tangible common equity	13%	13%	15%
Discussion of Results:
Net income was $6.3 billion, a decrease of 8%.
Net revenue was $25.5 billion, up 8%. Net interest income was $11.9 billion, up 6%, primarily driven by loan growth and the net impact of higher rates, partially offset by lower investment securities balances. Noninterest revenue was $13.6 billion, up 10%, primarily driven by the Corporate & Investment Bank.
Noninterest expense was $14.5 billion, down 6%, driven by lower legal expense, partially offset by higher compensation expense.
The provision for credit losses was $1.3 billion, up from $682 million, due to reserve increases in the current quarter versus reserve releases in the prior-year quarter, and higher net charge-offs. The Consumer provision reflected an increase in reserves of approximately $225 million, primarily driven by growth in the Card portfolio, including growth in newer vintages which, as expected, have higher loss rates compared to the overall portfolio. The Wholesale provision was a benefit, primarily driven by net reserve releases in the Oil & Gas portfolio of approximately $50 million.
Net income reflects higher income tax expense in the current quarter. The prior-year quarter included tax benefits of $2.2 billion due to the resolution of tax audits and the release of deferred taxes.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q16		3Q15
($ millions)	3Q16	2Q16	3Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,328	$11,451	$10,879	$(123)	(1)%	$449	4%
Consumer & Business Banking	4,719	4,616	4,555	103	2	164	4
Mortgage Banking	1,874	1,921	1,555	(47)	(2)	319	21
Card, Commerce Solutions & Auto	4,735	4,914	4,769	(179)	(4)	(34)	(1)
Noninterest expense	6,510	6,004	6,237	506	8	273	4
Provision for credit losses	1,294	1,201	389	93	8	905	233
Net income	$2,204	$2,656	$2,630	$(452)	(17)%	$(426)	(16)%
Discussion of Results:
Net income was $2.2 billion, a decrease of 16%. Net revenue was $11.3 billion, up 4% over the prior year.
Consumer & Business Banking net revenue was $4.7 billion, up 4%, reflecting strong deposit growth, partially offset by spread compression. Mortgage Banking net revenue was $1.9 billion, up 21%, driven by higher MSR risk management results, higher

JPMorgan Chase & Co.
News Release

production margins, and portfolio growth. Card, Commerce Solutions & Auto net revenue was $4.7 billion, down 1%, driven by new account origination costs, an increase in the reserve for uncollectible interest and fees, and the impact of renegotiated card co-brand partnership agreements, predominantly offset by higher auto lease and card sales volumes and higher loan balances.
Noninterest expense was $6.5 billion, an increase of 4%, including two items totaling $175 million in the current quarter related to liabilities from a merchant in bankruptcy and a modest increase in reserves for mortgage servicing. The increase in expense also includes higher auto lease depreciation and higher marketing expense together totaling approximately $250 million.
The provision for credit losses was $1.3 billion, an increase of $905 million, primarily reflecting a reserve build of $225 million, including $200 million for Card and $25 million for Auto, compared with a release of $575 million in Mortgage Banking in the prior-year quarter.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q16		3Q15
($ millions)	3Q16	2Q16	3Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$9,455	$9,165	$8,168	$290	3%	$1,287	16%
Banking	2,940	2,661	2,763	279	10	177	6
Markets & Investor Services	6,515	6,504	5,405	11	—	1,110	21
Noninterest expense	4,934	5,078	6,131	(144)	(3)	(1,197)	(20)
Provision for credit losses	67	235	232	(168)	(71)	(165)	(71)
Net income	$2,912	$2,493	$1,464	$419	17%	$1,448	99%
Discussion of Results:
Net income was $2.9 billion, up $1.4 billion, reflecting higher net revenue and lower legal expense.
Banking revenue was $2.9 billion, up 6%, driven by higher Investment Banking revenue, up 14%, reflecting higher debt and equity underwriting fees as well as higher advisory fees. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $917 million, up 2%. Lending revenue was $283 million, down 15%.
Markets & Investor Services revenue was $6.5 billion, up 21%, driven by higher Markets revenue, up 33%. Fixed Income Markets revenue was up 48% reflecting broad based strength across products. Rates performance was particularly strong, with good client activity, as markets remained active throughout the quarter, post the Brexit vote and in anticipation of Central bank actions as well as money market reform. Credit and Securitized Products revenue was also higher, driven by improving market sentiment across primary and secondary markets which produced robust issuance volumes and strong client trading activity. Equity Markets revenue was up 1%, compared to a strong prior-year quarter reflecting continued strength in Asia and strength in North America derivatives, offset by weakness in cash equities volumes. Securities Services revenue remained flat from the prior year.
Credit Adjustments & Other was a loss of $149 million, primarily driven by derivative valuation adjustments, compared with a $154 million gain in the prior-year quarter which included funding spread gains on fair value elected liabilities.
Noninterest expense was $4.9 billion, down 20%, driven by lower legal expense.
The provision for credit losses was $67 million, down $165 million from the prior year. The current quarter reflected a lower reserve build in the Oil & Gas portfolio when compared with the prior-year quarter.

COMMERCIAL BANKING (CB)

Results for CB				2Q16		3Q15
($ millions)	3Q16	2Q16	3Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,870	$1,817	$1,644	$53	3%	$226	14%
Noninterest expense	746	731	719	15	2	27	4
Provision for credit losses	(121)	(25)	82	(96)	(384)	(203)	NM
Net income	$778	$696	$518	$82	12%	$260	50%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $778 million, an increase of 50%.
Net revenue was $1.9 billion, up 14%, driven by higher net interest income due to loan growth and higher deposit spreads, and higher investment banking revenue driven by large transactions.
Noninterest expense was $746 million, up 4%, due to investments in technology and increased hiring of bankers and business-related support staff.
The provision for credit losses was a benefit of $121 million, compared to an expense of $82 million in the prior-year quarter, driven by reserve releases, largely in the Oil & Gas portfolio due to loan sales. Other than the Oil & Gas portfolio, credit quality remains strong and the commercial real estate portfolio experienced no net-charge-offs during the quarter.

ASSET MANAGEMENT (AM)

Results for AM				2Q16		3Q15
($ millions)	3Q16	2Q16	3Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,047	$2,939	$2,894	$108	4%	$153	5%
Noninterest expense	2,130	2,098	2,109	32	2	21	1
Provision for credit losses	32	(8)	(17)	40	NM	49	NM
Net income	$557	$521	$475	$36	7%	$82	17%
Discussion of Results:
Net income was $557 million, an increase of 17%.
Net revenue was $3.0 billion, an increase of 5%, driven by higher net interest income due to higher deposit and loan spreads, and loan growth.
Noninterest expense was $2.1 billion, an increase of 1%, driven by higher performance-based compensation.
Assets under management were $1.8 trillion, up 4%, due to the effect of higher market levels and inflows into long-term products.

CORPORATE

Results for Corporate				2Q16		3Q15
($ millions)	3Q16	2Q16	3Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(188)	$(158)	$(50)	$(30)	(19)%	$(138)	(276)%
Noninterest expense	143	(273)	172	416	NM	(29)	(17)
Provision for credit losses	(1)	(1)	(4)	—	—	3	75%
Net income/(loss)	$(165)	$(166)	$1,717	$1	1%	$(1,882)	NM
Discussion of Results:
Net loss was $165 million, compared with net income of $1.7 billion in the prior-year quarter, primarily driven by tax benefits of $1.9 billion related to the resolution of tax audits in the prior-year quarter.

JPMorgan Chase & Co.
News Release

1. Notes on key performance measures and non-GAAP financial measures:

Notes on key performance measures

a.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are considered key financial performance measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation of common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

b.
Core loans include loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit. For further information on total loans and core loans, see pages 3, 12, 16, 19, 21 and 23 of the Earnings Release Financial Supplement.

c.
Estimated as of September 30, 2016. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In capital rules, to which the Firm will be subject as of January 1, 2019, are each considered key regulatory capital measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, see Capital Management on pages 149-158 of the Firm's Annual Report on Form 10-K for the year ended December 31, 2015, and pages 63-69 of the Firm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Notes on non-GAAP financial measures

d.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which are non-GAAP financial measures. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These non-GAAP financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

e.
Adjusted expense and adjusted overhead ratio are non-GAAP financial measures. Adjusted expense excludes Firmwide legal expense (a benefit of $71 million in the third quarter of 2016). The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

JPMorgan Chase & Co.
News Release

Additional notes:

2. Percentage comparisons noted in the bullet points are calculated for the third quarter of 2016 versus the prior-year third quarter, unless otherwise specified.

3.	Last twelve months (“LTM”).

4.	Net of employee issuance.

5.	Excludes Commercial Card.

6.	The Commercial and Industrial (C&I) and Commercial Real Estate (CRE) groupings are generally based on client segments and do not align with regulatory definitions.

7.	High quality liquid assets (“HQLA”) represents the estimated amount of assets that qualify for inclusion in the U.S. liquidity coverage ratio.

8.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern) to present third quarter financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on October 14, 2016, through midnight, October 28, 2016, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 30602866. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.